                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[X]   Definitive Additional Materials
[ ]   Soliciting Material under Rule 14a-12

                             -----------------------

                          ESSENTIAL THERAPEUTICS, INC.
                (Name of Registrant as Specified in Its Charter)

                             -----------------------

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)    Title of each class of securities to which transaction applies:

       (2)    Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)    Proposed maximum aggregate value of transaction:

       (5)    Total fee paid:

[ ]    Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)    Amount previously paid:
       (2)    Form, Schedule or Registration Statement No.:
       (3)    Filing Party:
       (4)    Date Filed:

On January 17, 2003, Essential Therapeutics, Inc. issued a press release announcing that it adjourned its special meeting of the stockholders convened on January 17, 2003 to reconvene on January 23, 2003. The following is the text of the press release:

                   [ESSENTIAL THERAPEUTICS LOGO APPEARS HERE]

Contacts:
Mark Skaletsky                                         Lisa Burns (Investors)
Chief Executive Officer                                Justin Jackson (Media)
(781) 647-5554                                         Burns McClellan
                                                       (212) 213-0006
Paul Mellett
Chief Financial Officer
(781) 647-5554

               Essential Therapeutics Adjourns Stockholder Meeting

Waltham, MA, January 17, 2003--Essential Therapeutics, Inc. (Nasdaq: ETRX) today announced that, as planned, it adjourned the Special Meeting of Stockholders convened at 9:30 a.m. today for the purpose of considering proposals to (1) approve the conversion of its Series B Preferred Stock into common stock, (2) increase the authorized capital stock of the Company and (3) approve an amendment to its Restated Certificate of Incorporation to effect any of certain specified reverse stock splits. The Company adjourned the meeting because the holders of approximately 42% of the Company's outstanding shares of common stock have not yet submitted proxies indicating how such shares should be voted at the Special Meeting on the proposals to approve the conversion of the Series B Preferred Stock and to increase the authorized capital stock of the Company. The Company announced that the Special Meeting will be reconvened at 9:30 a.m. on Thursday, January 23, 2003 at the Doubletree Guest Suites located at 550 Winter Street, Waltham, Massachusetts.

Due to the nature of the vote required, a non-vote amounts to a vote against the proposal, and because of the potentially severe consequences to all of the common stockholders of the failure to secure the vote to approve the conversion of the Series B Preferred Stock into common stock, the Company encourages all stockholders to vote their shares in the manner in which the stockholder intends. As of the end of the day on January 16th, holders 6,280,418 shares had submitted proxies in favor of the proposal approving the conversion of the Series B Preferred Stock, while holders of 4,646,147 had submitted proxies against the proposal and holders of 75,465 had submitted proxies abstaining from a vote on this proposal. Similarly, holders of 6,352,755 shares have submitted proxies in favor of the increase in the authorized capital stock of the Company, while holders of 4,577,292 shares have submitted proxies against the proposal and the holders of 71,983 shares have submitted proxies abstaining from a vote on this proposal. With respect to the proposal to approve an amendment to its Restated Certificate of Incorporation to effect any of certain specified stock splits, stockholders holding approximately 14,048,385 shares of common stock have submitted proxies in favor of the proposal, while holders of 2,548,241 shares have submitted proxies against the proposal and holders of 67,210 shares have submitted proxies abstaining from voting.

The Company encourages all common stockholders to read the Proxy Statement distributed on or about December 3, 2002 and to submit a proxy or to contact their broker as soon as possible indicating how to vote their shares of common stock at the Special Meeting on the proposals described in the Proxy Statement. Stockholders who need Proxy materials are encouraged to contact the Secretary of the Company at 781-672-1332.

     About Essential Therapeutics

Essential Therapeutics is committed to the development of breakthrough biopharmaceutical products for the treatment of life-threatening diseases. With an emerging pipeline of product candidates, Essential Therapeutics is dedicated to commercializing novel small molecule products addressing important unmet therapeutic needs. Additional information on Essential Therapeutics can be obtained at http://www.essentialtherapeutics.com.

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Act of 1934, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by the Company. These factors include, but are not limited to, the Company's ability to meet and sustain compliance with all of the listing requirements of the Nasdaq National Market. For a discussion of other risks and uncertainties affecting Essential Therapeutics' business, see the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. Actual results and timing of certain events could differ materially from those included in the forward-looking statements as a result of these or other factors.

                                       ***